Exhibit 99.1

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PRESS RELEASE

INVESTOR RELATIONS CONTACT

Gary Davidson

Chief Financial Officer

858.385.8900, Ext. 301

Fax: 858.385.8997

Email: investor@sourcinglink.net

FOR IMMEDIATE RELEASE:

SOURCINGLINK ANNOUNCES BOARD APPROVAL OF GOING

PRIVATE TRANSACTION AND $500,000 EQUITY FINANCING

Transactions are Subject to Stockholder Approval

SAN DIEGO, CA, OCTOBER 24, 2003, — SourcingLink.net, Inc. (OTC BB: SNET.OB), a provider of business-to-business merchandise sourcing solutions, today announced that its Board of Directors has unanimously approved, subject to stockholder approval, (i) a 5,100 to 1 reverse stock split of its common stock and cash payment of fractional shares followed immediately by a 1 to 5,100 forward stock split of its common stock and (ii) a $500,000 private placement of its common stock and a warrant to purchase common stock to a principal stockholder.

Both the split transaction and the private placement are subject to the approval of SourcingLink’s stockholders. Stockholders will be asked to approve the split transaction and the private placement at the annual meeting of stockholders currently expected to be held towards the end of this calendar year. SourcingLink has filed a preliminary proxy statement covering the proposed transactions with the Securities and Exchange Commission (the “SEC”), and will mail a copy of the final proxy statement to its stockholders prior to the annual meeting. Stockholders are advised to read the proxy statement carefully because it will contain important information about the proposed transactions, the persons soliciting proxies, and their interests in the transactions and related matters.

SourcingLink expects that the split transaction, if approved by the stockholders, would reduce the number of stockholders to a level at which it could terminate the registration of its common stock with the SEC and cease filing reports with the SEC. The Board of Directors believes that the cost of being a “public” company is not justified by the benefits and that SourcingLink will achieve significant and necessary cost savings through the deregistration. The proceeds of the private placement will be used primarily to fund the split transaction and related costs.

Pursuant to the terms of the proposed split transaction, SourcingLink would effect a 5,100 to 1 reverse stock split of its common stock and cash payment of fractional shares followed immediately by a 1 to 5,100 forward stock split of its common stock. Persons otherwise entitled to receive less than one share of common stock in the reverse stock split would instead receive cash in the amount of $0.15 per share of common stock held immediately prior to the reverse stock split. Persons holding 5,100 or more shares of common stock at the time of the reverse stock split would continue to hold the same amount of shares following the forward stock split. The Board of Directors had preliminarily approved the split transaction on August 22, 2003, subject to the receipt of a fairness opinion from its independent financial advisor, Friend & Company, and stockholder approval of the private placement and the split transaction. The Board of Directors has received Friend & Company’s fairness opinion with regard to the per share cash amount to be paid in the reverse stock split.

Pursuant to the terms of the proposed private placement as set forth in a non-binding letter of intent, a principal stockholder would purchase an aggregate of approximately 3.3 million shares of common stock and a seven-year warrant to purchase up to an additional 366,667 shares of common stock at an exercise price of $0.15 per share. The aggregate purchase price would include $500,000 in cash plus the surrender of previously-issued warrants to purchase 366,667 shares of common stock held by such stockholder. The new warrant would be subject to a call right in favor of SourcingLink for a period ending on June 30, 2004. Such call right, when exercised, would require the warrantholder to exercise the warrant for the number of shares of common stock specified by SourcingLink. The Board of Directors has received an opinion from its independent financial advisor, Friend & Company, that the proposed private placement is fair from a financial point of view to SourcingLink and its stockholders. The consummation of the private placement is conditioned upon, among other things, approval by SourcingLink’s stockholders of the private placement and the split transaction described above. The purpose of this private placement is to raise sufficient capital to fund the proposed split transaction.

This press release is only a description of the proposed transactions and is not a solicitation of a proxy or an offer to acquire or sell any securities. Information concerning the proposed transactions will be included in the proxy statement to be furnished to stockholders.

The shares of common stock and warrant described herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent an effective registration statement under the Act covering such shares or warrant or a valid exemption from the registration requirements of the Act. SourcingLink intends to offer and sell the shares and warrant without the use of a placement agent.

About SourcingLink:

SourcingLink (www.SourcingLink.net) is a provider of business-to-business merchandise sourcing solutions for the retail industry, providing strategic services and hosted solutions that enable retail buyers and their suppliers from around the world to market, source and negotiate with speed and improved margin.

SourcingLink and MySourcingCenter are registered trademarks of SourcingLink.net, Inc.

Any statements in this announcement about future events or outcomes are preliminary and based on partial information and assumptions, and actual results may differ materially. The matters discussed in this announcement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,”

“project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by SourcingLink with the SEC, press releases or oral statements made with the approval of an authorized executive officer of SourcingLink. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to the approval of the stockholders and occurrence of certain conditions precedent to complete the private placement and the split transaction, and other risks detailed from time to time in SourcingLink’s public disclosure filings with the SEC. Copies of the most recent forms 10-KSB and 10-QSB of SourcingLink are available upon request from its corporate office. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by SourcingLink or any other person that its objectives or plans will be achieved. SourcingLink expressly disclaims any obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or otherwise to revise or update any oral or written forward-looking statement that may be made from time to time by or on behalf of SourcingLink.